Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen
(914) 595-8204

VISANT CORPORATION ANNOUNCES 2007 FIRST QUARTER RESULTS
FROM CONTINUING OPERATIONS

ARMONK, NY, May 10, 2007 — VISANT CORPORATION today announced its results from continuing operations for the first quarter ended March 31, 2007, including consolidated net sales of $255.9 million for the quarter, an increase of 12.2% over first quarter 2006 consolidated net sales from continuing operations of $228.0 million.  In addition, the company reported a consolidated net loss from continuing operations for the first quarter of 2007 of $1.1 million, compared to a consolidated net loss from continuing operations of $1.5 million for the same period of 2006.  Visant also reported consolidated earnings before net interest expense, benefit from income taxes and depreciation and amortization expense (EBITDA) from continuing operations of $44.7 million for the first quarter of 2007, an increase of 4.0% compared to EBITDA of $43.0 million from continuing operations for the first quarter of 2006.

Visant’s consolidated Adjusted EBITDA from continuing operations (defined in the accompanying summary of financial data) of $46.0 million for the first quarter of 2007 compared to Adjusted EBITDA from continuing operations of $46.4 million for the first quarter of 2006.

As previously announced, the Federal Trade Commission has completed the regulatory review of the previously announced proposed sale of Von Hoffmann Holdings Inc. (including its subsidiaries, Von Hoffmann Corporation and Anthology, Inc.) to R.R. Donnelley & Sons Company.  The sale is expected to close by May 16, 2007.

Visant’s reported results above do not include the operations of Von Hoffmann.  These operations were held as discontinued operations as of year-end 2006 and have been reflected as such for all periods presented.  These businesses have been reclassified on the consolidated statement of operations to a single caption titled “Income from discontinued operations, net”.  Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

Commenting on the first quarter performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “We are pleased with Visant’s first quarter performance.  Our Marketing and Publishing Services segment had a very solid quarter reporting increased revenues and Adjusted EBITDA of approximately 27% and 16% respectively.  Consistent with our first quarter plan, Jostens Yearbook’s Adjusted EBITDA was down versus 2006 due to both the timing of certain expenses and continuation of investments that we began in the fourth quarter of 2006, and offset the increased earnings for Marketing and Publishing Services.  Also, during the first quarter we completed the acquisition of Neff Motivation, Inc., which will be a great addition to our Scholastic affinity businesses.”

Net sales of the Scholastic segment increased $5.9 million, or 4.4%, to $140.3 million for the first quarter of 2007 from $134.4 million for the first quarter of 2006.  The increase was primarily attributable to increased volume of graduation products sold and the impact of price increases for our jewelry and graduation products.

Yearbook net sales decreased $0.4 million, or 5.4%, to $7.9 million for the quarter ended March 31, 2007 compared to $8.3 million in the first quarter of 2006.  The decrease was due mainly to a shift in timing of shipments to the second quarter of 2007 compared to 2006.

Net sales of the continuing operations of the Marketing and Publishing Services segment increased $22.7 million, or 26.6%, to $108.1 million during the first quarter of 2007 from $85.4 million in the first quarter of 2006.  This increase was attributable to higher volume in both our sampling and direct marketing businesses, including sales from businesses acquired in 2006.

The Adjusted EBITDA of the Scholastic segment increased $0.5 million, or 1.6%, to $30.4 million during the first quarter of 2007 from $29.9 million during the first quarter of 2006.  The increase was primarily due to increased graduation product sales, partially offset by higher information technology costs.

Yearbook Adjusted EBITDA was a loss of $8.6 million for the first quarter of 2007 compared to a loss of $4.3 million for the same period in 2006.  The decrease in Yearbook Adjusted EBITDA compared to the prior year was related to the quarterly timing of certain expenses as well as the continuation of the planned investments begun in the fourth quarter 2006 related to growth initiatives.

The Adjusted EBITDA of the continuing operations of the Marketing and Publishing Services segment increased $3.4 million, or 16.3%, to $24.3 million during the first quarter of 2007 from $20.9 million in the first quarter of 2006.  This increase was primarily attributable to higher volume in both its direct marketing and sampling businesses, including sales from acquisitions.

As of March 31, 2007, Visant Corporation’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and senior subordinated notes in principal amount, was $1,216.5 million, with no borrowings outstanding under its domestic and Canadian revolving lines of credit. Visant’s cash position at March 31, 2007 totaled $16.0 million.  Visant’s parent, Visant Holding Corp., also had outstanding senior discount notes with an accreted value of $209.3 million, senior notes of $350.0 million and cash of $0.4 million as of March 31, 2007.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Yearbook and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the first quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational markets.

The Company has three reportable segments:

Scholastic - provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions. Results of Neff Motivation, Inc., which Visant acquired on March 16, 2007, are included in the Scholastic segment from such date.

Yearbook - provides services related to the publication, marketing, sale and production of school yearbooks.

Marketing and Publishing Services - produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector.  The group also produces components for educational publishers.

 SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them.  Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; our dependency on the sale of school textbooks; control by our stockholders; Jostens’ reliance on independent sales representatives; the failure of our sampling systems to comply with U.S. postal regulations; and the textbook adoption cycle and levels of government funding for education spending.  These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.  We caution that the foregoing list of important factors is not exclusive.  Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements.  The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends.  The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	March 31,	April 1,
In thousands	2007	2006
Net sales	$255,850	$227,986
Cost of products sold	128,070	110,788
Gross profit	127,780	117,198
Selling and administrative expenses	103,557	91,866
Loss (gain) on disposal of fixed assets	391	(25)
Special charges (1)	—	2,744
Operating income	23,832	22,613
Interest expense, net	25,235	26,170
Loss before income taxes	(1,403)	(3,557)
Benefit from income taxes	(294)	(2,070)
Loss from continuing operations	(1,109)	(1,487)
Income from discontinued operations, net	8,373	3,242
Net income	$7,264	$1,755

Adjusted EBITDA (2)	$46,043	$46,443

Adjusted EBITDA Reconciliation:

In thousands
Net income	$7,264	$1,755
Interest expense, net	25,235	26,170
Benefit from income taxes	(294)	(2,070)
Depreciation and amortization expense	20,860	20,340
Discontinued operations, net	(8,373)	(3,242)
EBITDA	44,692	42,953

Special charges (1)	—	2,744
Loss (gain) on disposal of fixed assets	391	(25)
Other (3)	960	771
Adjusted EBITDA (2)	$46,043	$46,443

(1)

Special charges for the first quarter of 2006 included $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate office buildings, which were later sold, and approximately $0.4 million of special charges for severance and related benefit costs.

(2)

Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and income from discontinued operations, excluding certain non-recurring items.  Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Other charges for the quarters ended March 31, 2007 and April 1, 2006 primarily related to $0.8 million of management fees in each quarter.

VISANT CORPORATION AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL DATA

	Three months ended
	March 31,	April 1,
In thousands	2007	2006	$ Change	% Change
Net sales
Scholastic	$140,305	$134,383	$5,922	4.4%
Yearbook	7,851	8,295	(444)	(5.4)%
Marketing and Publishing Services	108,051	85,360	22,691	26.6%
Inter-segment eliminations	(357)	(52)	(305)	NM
	$255,850	$227,986	$27,864	12.2%
Adjusted EBITDA
Scholastic	$30,351	$29,862	$489	1.6%
Yearbook	(8,619)	(4,328)	(4,291)	(99.1)%
Marketing and Publishing Services	24,311	20,909	3,402	16.3%
	$46,043	$46,443	$(400)	(0.9)%

NM = not meaningful